EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the (i) 2007 Equity Incentive Plan, as amended and restated; (ii) Copart, Inc. stand alone stock option award agreement dated December 16, 2013 between Copart, Inc. and A. Jayson Adair; and (iii) Copart, Inc. stand alone stock option award agreement dated December 16, 2013 between Copart, Inc. and Vincent W. Mitz of our reports dated September 30, 2013, with respect to the consolidated financial statements of Copart, Inc., and the effectiveness of internal control over financial reporting of Copart, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2013, as amended, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
January 9, 2014